UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 13, 2006

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Employment Agreement for Antonio B. Mon

On January 13, 2006, Technical Olympic USA, Inc. (the "Company") and Antonio B. Mon, the Company’s Chief Executive Officer and President, entered into an amendment (the "Amendment") to Mr. Mon’s existing Amended and Restated Employment Agreement (the "Employment Agreement"). The Amendment modifies Mr. Mon’s Employment Agreement to: (a) provide greater detail and specificity regarding the calculation of adjusted net income used in determining Mr. Mon’s annual incentive compensation, (b) increase the multiplier used to calculate the additional basic bonus due Mr. Mon in years in which the Company’s return on equity exceeds 15%, (c) amend the compensation deferral provisions of the Employment Agreement to eliminate the requirement that any annual incentive compensation in excess of $3 million be deferred and to provide that any deferral by Mr. Mon of any annual incentive compensation be made pursuant to the Company’s non-qualified deferred compensation plan, and (d) make certain other revisions that are intended to comply with Section 409A of the Internal Revenue Code.

In addition, the Amendment replaces the prior provisions of the Employment Agreement that granted Mr. Mon the right to receive an equity incentive compensation grant in each of 2007 and 2008 in an amount equal to one percent (1%) of the Company’s then outstanding shares on a fully-diluted basis. Although the form of the equity incentive compensation was to be mutually agreed upon by Mr. Mon and the Company, the Employment Agreement provided that the equity incentive compensation grant was to be the economic equivalent of options to purchase shares of the Company’s common stock with exercise prices (subject to specified adjustments) of $16.23 for the 2007 grant and $17.85 for the 2008 grant, vesting one year from the grant date and exercisable for ten years. If the equity incentive compensation contemplated in Mr. Mon's Employment Agreement were granted in the form of stock options having the terms described above, the Company's ability to deduct the compensation expense associated with such equity incentive compensation could be limited by the provisions of Section 162(m) of the Internal Revenue Code ("Code").

In order to avoid the potential for a loss of deductibility to the Company, and to address the impact of the provisions of Section 409A of the Code (which was adopted subsequent to the Company's agreement to make the equity incentive compensation grants described above), the Amendment provides that in lieu of the foregoing equity incentive compensation, and subject to shareholder approval of an amendment to the Company’s Annual and Long Term Incentive Plan (the "Plan") to increase the number of shares available for grant under the Plan, the Company will (1) grant Mr. Mon an option to purchase 1,323,940 shares of the Company’s common stock (which equals approximately 2% of the Company’s currently outstanding common stock on a fully-diluted basis as of December 31, 2005) (the "2006 Option Grant") and (2) pay Mr. Mon an additional cash bonus for 2006 of $8,711,525 (the "Bonus") upon satisfaction of criteria intended to satisfy the requirements of Section 162(m) of the Code. The options have an exercise price of $23.62 per share (which was the closing price of a share of the Company's common stock on the New York Stock Exchange on January 13, 2006) and will vest in equal installments on December 31, 2007 and December 31, 2008, subject to acceleration in the event that Mr. Mon is terminated by the Company without cause prior to December 31, 2008 or that Mr. Mon terminates his employment for Good Reason (as defined in the Employment Agreement) on or following a Change in Control (as defined in the Employment Agreement). The options will be exercisable for ten years from the date of vesting. In the event that the Company’s shareholders do not approve the proposed amendment to the Plan, Mr. Mon shall retain the right to receive the equity incentive compensation as originally provided in Mr. Mon’s Employment Agreement and will not be entitled to the 2006 Option Grant or the Bonus.

Tommy L. McAden Employment Agreement

On January 13, 2006, the Company entered into a new employment agreement with Tommy L. McAden, the Company’s Executive Vice President (the "McAden Employment Agreement"), replacing the prior employment agreement with Mr. McAden that expired on June 25, 2005. From June 25, 2005 through December 31, 2005, Mr. McAden’s employment with the Company had continued under the terms of his prior employment agreement.

Pursuant to the terms of the McAden Employment Agreement, which expires on December 31, 2008, Mr. McAden will receive an initial annual base salary of $525,000, subject to adjustment in subsequent years based on Mr. McAden’s performance, Company operating results and industry practices. Mr. McAden is also eligible to earn an annual target bonus, calculated as a percentage of the amount by which the Company’s adjusted net income exceeds specified levels of return on equity and also tied to the performance of certain of the Company’s unconsolidated joint ventures.

In the event of termination by the Company without cause, or by Mr. McAden for good reason, the Company will pay Mr. McAden a termination payment in the amount of the sum of (i) his base salary for the greater of two full years or the remainder of the agreement term (as it may be extended from time to time), (ii) a bonus for the year of termination calculated in accordance with the terms of the McAden Employment Agreement, (iii) an additional amount equal to the aggregate bonus that would have been payable for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), based on the average bonus paid to Mr. McAden during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any earned but unpaid salary, and any earned and vested, but unpaid, bonus through the date of termination, as well as the economic value of any accrued but unused vacation time and any unreimbursed business expenses (collectively, the "Accrued Obligations"). If Mr. McAden terminates the agreement upon a change in control of the Company, he will be entitled to receive the termination payment due above. In the event of a termination of the agreement by the Company for cause or if Mr. McAden resigns, Mr. McAden is entitled to receive any Accrued Obligations. In the event that Mr. McAden’s employment is terminated due to disability, he will be entitled to receive any Accrued Obligations plus a pro-rated bonus for the year of termination. If Mr. McAden’s employment is terminated due to his death, his estate will receive (i) any Accrued Obligations, (ii) a pro-rated bonus for the year of termination, and (iii) an additional payment equal to $2 million, less applicable taxes. The McAden Employment Agreement also (a) provides that if payments are deemed to constitute "excess parachute payments" and Mr. McAden becomes liable for any tax penalties imposed thereon, the Company will make a cash payment to Mr. McAden in an amount equal to the tax penalties, and (b) contains non-compete and non-disclosure provisions.

John Kraynick Employment Agreement

On January 13, 2006, the Company entered into a new employment agreement with John Kraynick pursuant to which he serves as Senior Vice-President of Land for the Company’s homebuilding operations (the "Kraynick Employment Agreement"). The agreement initially expires on December 31, 2008, but is subject to automatic one year renewals thereafter unless either party gives six month notice of its intent not to renew. Pursuant to the agreement, Mr. Kraynick is entitled to receive an initial annual base salary of $500,000, subject to adjustment in subsequent years based on Mr. Kraynick’s performance, Company operating results and industry practices, and is eligible to earn an annual performance-based bonus, calculated based on the Company’s net income and return on equity.

If Mr. Kraynick’s employment is terminated by the Company without cause or by Mr. Kraynick for good reason, Mr. Kraynick will be entitled to receive (i) his base salary for the greater of two full years or the remainder of the agreement term (as it may be extended from time to time), (ii) a bonus for the year of termination calculated in accordance with the terms of the Kraynick Employment Agreement, (iii) an additional amount equal to the aggregate bonus that would have been payable for the greater of two full years or the remainder of the agreement term (other than the year in which the termination occurs), based on the average bonus paid to Mr. Kraynick during the prior three fiscal years, (iv) the value of any benefits and perquisites that would have been provided during the remainder of the agreement term, and (v) any Accrued Obligations. If Mr. Kraynick’s employment is terminated for cause or if Mr. Kraynick resigns, he is entitled to receive any Accrued Obligations. If Mr. Kraynick’s employment is terminated due to disability or death, he or his estate is entitled to receive any Accrued Obligations, plus a pro-rated bonus for the year of termination. The Kraynick Employment Agreement also contains non-compete and non-disclosure provisions.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

January 17, 2006	By:	Beatriz L. Koltis

Name: Beatriz L. Koltis
Title: Associate General Counsel and Secretary